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                                                                 Exhibit 10.2

                  FIRST AMENDMENT TO 1997 STOCK INCENTIVE PLAN

         The following paragraph shall be inserted as the penultimate paragraph of Section 2 of the Plan:

         The Committee shall have the power to delegate authority to the Corporation's Chief Executive Officer, or to a committee composed of executive officers of the Corporation, to grant, on behalf of the Committee, Stock Options exercisable at an exercise price per share equal to the Fair Market Value on the date of grant, subject to such guidelines as the Committee may determine from time to time; provided, however that (i) options may only be granted pursuant to such delegated authority for the purposes specified by the Committee, which may include attracting new employees, awarding outstanding performance, or retaining employees; (ii) the Committee shall specify the maximum number of shares that may be granted for purposes of attracting any single new employee at any specified level and the maximum number that may be granted to any other employee for any other purpose; (iii) options may not be granted pursuant to such delegated authority to any officer of the Company who is, or upon consummation of his or her employment with the Company will be, subject to Section 16 under the Securities Exchange Act of 1934, as amended; (iv) options to purchase no more than 50,000 shares in the aggregate and 10,000 shares per individual may be granted pursuant to such delegated authority in any fiscal year; and (v) a report of each grant of an option pursuant to such delegated authority shall be presented to the Committee at the first meeting of the Committee following such grant. Options granted pursuant to such delegated authority in accordance herewith shall be deemed, to the extent permitted under applicable law, to have been granted by the Committee for all purposes under the Plan.